                                                                    EXHIBIT 99.1

                     Pacific Research & Engineering Reports

             Fourth Quarter Loss, Restates Results for Prior Periods

        CARLSBAD, Calif., Mar. 29, 1999 / Pacific Research & Engineering (AMEX:
PXE) today reported a net loss of $2.3 million in the fourth quarter ended December 31, 1998 and a net loss of $4.0 million for the twelve months ended December 31, 1998.

        The Company also announced that it will restate its previously reported financial results for the fiscal years ended 1996 and 1997 and the subsequent quarterly periods in 1998. The Company's Audit Committee has engaged Arthur Andersen LLP as advisors on matters related to the restatements. The Company's previously issued 1996 and 1997 annual financial statements and applicable auditors reports, as well as the related interim financial statements for 1996-1998, should not be relied upon.

        1998 RESULTS

        Net sales for the three months ended December 31, 1998 were $2.7 million, down from net sales of $3.2 million for the comparable period of 1997. For the three months ended December 31, 1998, the Company reported a net loss of $2.3 million, or $0.99 loss per share (basic and diluted), compared with a net loss of $97,000, or $0.04 loss per share (basic and diluted) in the same three month period one year ago as restated.

        Net sales for the twelve months ended December 31, 1998 were $14.0 million, as compared to net sales of $12.3 million for the previous year, an increase of 14%. For the twelve months ended December 31, 1998, the Company reported a net loss of $4.0 million, or $1.73 loss per share (basic and diluted), compared with a net loss of $276,000, or $0.12 loss per share (basic and diluted) in the same twelve month period one year ago as restated.

        The decline in sales and the increase in net losses for the fourth quarter of 1998 compared to the restated fourth quarter of 1997 were attributable primarily to delays in customer requirements for the timing of product shipments at the end of 1998, reduced gross margins due to manufacturing inefficiencies and an increase in financial accounting reserves for warranty costs and excess inventory as well as generally higher sales, marketing and administrative expenses. Additionally, as part of the Company's year-end physical inventory, the Company reduced the carrying value of certain of its inventory by approximately $650,000.

        The increase in sales for the twelve months of 1998 compared to 1997 was the result of increased unit sales and a broader customer base. The increase in net losses for 1998 compared to restated 1997 was, to a significant degree, the result of the fourth quarter factors as described above. Additional factors included, one-time costs to terminate a build-to-suit property lease, the recognition of additional costs of goods sold related to labor and production overhead as well as higher sales costs associated with increased marketing efforts and higher administrative costs associated with head-count increases.


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
        Based upon the 1998 loss and the cumulative effect of the restatements, which are described in detail below, the Company will report an accumulated deficit of $4.4 million and a total shareholders' deficit of $281,000 as of December 31, 1998. The Company is in violation of the financial covenants under its bank line of credit and term loan agreement. As of March 25, 1999, borrowings outstanding under the line of credit and term loan are $2,175,000 and $574,000 respectively. The Company is working with its bank to achieve an accommodation, although there is no assurance that such accommodation will be achieved. In addition, based upon these financial results, the Company has fallen below the continued listing guidelines of the American Stock Exchange. There can be no assurance that the Company will be able to maintain its listing.

        CHANGES IN ACCOUNTING DEPARTMENT

        The Company also announced today that it has hired a new Chief Financial Officer and a new Controller.

        Blake Clark, Vice President and Chief Financial Officer, formerly CFO of McHenry Metals Golf Corp. and NuWorld Marketing Limited, brings over fourteen years of senior management experience in accounting and finance, public offerings, and mergers and acquisitions for publicly listed companies in the high tech industry. Mr. Clark holds a BA in Economics from Claremont Men's College with emphasis in Accounting.

        Kim Best, Controller, graduated from Ohio State University with a BS in Accounting. Her previous experience includes over eight years with ZD Market Intelligence as Controller. She worked as International Financial Analyst with IMED and was three years with Cardinal Industries in Ohio.

        President and COO, Donald C. Naab stated, "With the additions of Blake Clark and Kim Best, the Company has significantly strengthened the financial reporting staff. We have also implemented improved procedures which will better insure that the Company's future financial results are accurately reported to our investors."

        CHANGES IN OPERATIONS

        "We have to focus on returning the company to profitability," stated Naab. "We have begun taking steps to reduce expenses, improve margins, improve cash flow, reduce inventory, and expand the product line and services to a broader market segment. The market is there for our products and services. I believe PR&E has a solid future with the steps we have taken and the improved financial controls which we have implemented."

        The addition of Clark and Best are the latest of the staff changes made by Naab. In addition to the previously announced changes in the positions of Vice President of Operations, Manufacturing Manager, Purchasing Manager, Marketing Manager and Director of Human Resources, the Company has also hired a new Sales Manager, Shirley Thom, whose extensive sales experience within the radio industry spans more than twenty years.


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
        The engineering staff, which has been the core of the company, did not require staff changes. PR&E founder and Chairman, Jack Williams, continues his role as technical adviser working closely with the engineering team to design and develop new high-quality products and services which meet the rapidly changing broadcast marketplace. Williams stated "PR&E has now put together an excellent professional team to build the business and continue to set standards of excellence in the broadcast industry. I have a great deal of confidence in the new management structure."

        "When Don joined PR&E mid-year" continued Williams, "the focus was on putting together a strategic plan which would allow PR&E to increase its sales levels by supporting its client base with an expanded offering of products and services. With the continuing consolidation in the domestic radio market and the growth in the international radio markets, we now have clients who need a broader range of products, as well as our traditional base of network and station clients located in the major broadcast markets. To meet this change in industry dynamics, the company has expanded its product line and is finding increased acceptance by customers in this broadened marketplace."

        RESTATEMENT

        The Company's restatement of its previously reported financial results will reduce reported net income by approximately $641,000, or $0.34 per share (basic and diluted) for the fiscal year ended December 31, 1996 by approximately $575,000, or $0.25 per share (basic and diluted) for the fiscal year ended December 31, 1997 and by approximately $1.7 million, or $0.72 per share (basic and diluted) for the nine months ended September 30, 1998. The Company anticipates the net effect of these adjustments will result in net losses of $630,000 and $276,000 for fiscal 1996 and 1997 financial results, respectively, and result in net losses for each of the first three quarters of the current fiscal year.

        This restatement is the result of a review of the Company's accounting policies and related financial reporting conducted by the Company, its new Chief Financial Officer and new Controller, and its independent accountants Harlan & Boettger LLP. Additionally, Arthur Andersen, LLP was engaged by the Audit Committee of the Board of Directors as advisors to the Committee on matters related to the restatements.

        During the review certain facts became known that required a change be made in the recording of capitalized software development costs over the 1996-1998 period and in the recording of revenue in the first quarter of 1998. In addition, certain expenses will be adjusted and re-allocated throughout the 1998 quarterly periods.

        As part of the restatement, the Company will expense previously capitalized software development costs of approximately $1.1 million over the 1996-1998 period. Additionally, the Company will reduce revenues previously reported for the first quarter of 1998 by $410,000. Furthermore, the Company will report additional costs of goods sold in the first and second quarters of 1998 related to labor and overhead production costs of approximately $400,000; report one-time expenses of approximately $507,000 related to the termination of a build-to-suit property lease and to write off costs associated with a potential acquisition in the third quarter of


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
1998 and re-allocate certain operating expenses throughout the first three quarterly periods of the current fiscal year.

        PR&E manufactures high quality broadcast studio products and provides turnkey studio design/integration services to the worldwide broadcasting industry. Products include on-air and production mixing consoles, studio technical cabinetry and integrated systems technologies. PR&E's clients include NBC, ABC, CBS, Jacor Communications, Chancellor Media, Emmis Broadcasting and Cox Communications. For more information, visit the Company's Web site at ERROR! BOOKMARK NOT DEFINED. or call 760-438-3911.

        This release, other than historical information, includes forward-looking statements with respect to achieving corporate objectives, implementing corporate strategies, reducing costs, improving operations, increasing sales, building the business, the company's future operation and financial results and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties and uncertainties in successfully developing and introducing new products, the ability to manage successfully the cost reduction and margin improvement programs discussed above, the impact of changing economic conditions, business conditions in the radio broadcast industry, the impact of market peers and their products as well as the risks concerning further technology and others identified in the Company's Annual Report on Forms 10-K, Quarterly Reports on Forms 10-Q and other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                  (Financial Statements On Following Two Pages)


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
                         Pacific Research & Engineering
                              Statements of Income
            (Dollars in thousands, except share and per share data)


                                           Fourth Quarter Ended                                 Year Ended
                                                December 31,                                   December 31,
                                       ------------------------------        -------------------------------------------------
                                          1998                1997              1998               1997               1996
                                       ------------------------------        -------------------------------------------------
                                                          (restated)                            (restated)         (restated)
Net sales                              $     2,742        $     3,169        $    14,052        $    12,288        $     7,696
Cost of goods sold                           2,749              1,912             10,600              7,013              4,547
                                       -----------        -----------        -----------        -----------        -----------
Gross profit                                    (7)             1,257              3,452              5,275              3,149
                                       -----------        -----------        -----------        -----------        -----------

Operating expenses:
   General and administrative                  950                480              2,977              1,764              1,331
   Selling and marketing                       633                492              2,533              1,841              1,079
   Research & development                      367                363              1,278              1,693              1,228
   Depreciation and amortization               191                112                489                296                188
                                       -----------        -----------        -----------        -----------        -----------
      Total Operating Expenses               2,141              1,447              7,277              5,594              3,826
                                       -----------        -----------        -----------        -----------        -----------

Loss from operations                        (2,148)              (190)            (3,825)              (319)              (677)
Other income (expense)                         (54)                (6)              (116)                 5                 68
                                       -----------        -----------        -----------        -----------        -----------

Loss Before Income Taxes                    (2,202)              (196)            (3,941)              (314)              (609)
   Income tax benefit (expense)                (71)                99                (45)                38                (21)
                                       -----------        -----------        -----------        -----------        -----------

Net Loss                               $    (2,273)       $       (97)       $    (3,986)       $      (276)       $      (630)
                                       ===========        ===========        ===========        ===========        ===========


(Loss) per common share:
  Basic                                $     (0.99)       $     (0.04)       $     (1.73)       $     (0.12)       $     (0.33)
  Diluted                              $     (0.99)       $     (0.04)       $     (1.73)       $     (0.12)       $     (0.33)


Common equivalent shares:
  Basic                                  2,305,500          2,305,500          2,305,500          2,305,500          1,888,833
  Diluted                                2,305,500          2,305,500          2,305,500          2,305,500          1,888,833


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
                         Pacific Research & Engineering
                             Condensed Balance Sheet
                             (Dollars in thousands)


                                                       As of December 31,
                                            ----------------------------------------
                                               1998           1997           1996
                                            -----------    -----------   -----------
                                                           (restated)    (restated)
ASSETS
Current assets:
  Cash and cash equivalents                 $       321    $        --   $       611
  Investment in securities                           --            185         1,003
  Accounts receivable, net                        1,008            844           621
  Inventories, net                                2,614          3,014         1,747
  Other current assets                               34            987           411
                                            -----------    -----------   -----------
     Total Current Assets                         3,977          5,030         4,393
                                            -----------    -----------   -----------

Property, plant & equipment, net                  1,164          1,353           902
                                            -----------    -----------   -----------
Intangibles, net                                    850            720           386
                                            -----------    -----------   -----------
Deposits and other                                  143            240           102
                                            -----------    -----------   -----------

                                            $     6,134    $     7,343   $     5,783
                                            ===========    ===========   ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and
    accrued expenses                        $     2,431    $     1,211   $       789
  Revolving line of credit                        2,109          1,300           500
  Bank note payable - current portion               130             --            --
  Customer advances                               1,249            860           272
  Other current liabilities                          19            176            34
                                            -----------    -----------   -----------
     Total Current Liabilities                    5,938          3,547         1,595
                                            -----------    -----------   -----------

Bank note, net of current portion                   477             --            --
                                            -----------    -----------   -----------
Long-term liabilities                                --             75           136
                                            -----------    -----------   -----------

Shareholders' equity                               (281)         3,721         4,052
                                            -----------    -----------   -----------

                                            $     6,134    $     7,343   $     5,783
                                            ===========    ===========   ===========


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FOR FURTHER INFORMATION:

Pacific Research & Engineering Corporation
2070 Las Palmas Drive
Carlsbad, CA 92009
Phone: 760-438-3911
Fax:   760-438-9277
Contact: Don Naab, President & COO
         Blake Clark, CFO


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